SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2000

                        American Southwest Holdings, Inc.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)



DELAWARE                   000-27947                        86-0800964
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(State or other            (Commission File Number)         (IRS Employer
jurisdiction                                                Identification
of incorporation)                                           Number)

11811 North Tatum Boulevard, Suite 1025, Phoenix, AZ        85028
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(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code (602) 494-7976
                                                   --------------

                           Namibian Copper Mines, Inc.
                           ---------------------------
         (Former name or former address, if changed since last report.)


ITEM 5.  Other Events.
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         At a  shareholder's  meeting  held  on  June  9,  2000,  the  Company's shareholders approved a name change of the corporation to American Southwest Holdings, Inc. Articles of Amendment to effect this change have been filed with the Delaware Secretary of State's office.

         Also at the shareholder's meeting on June 9, 2000, the Company's shareholders approved the Company's 2000 Stock Option Plan. This plan is for the issuance of up to 1,000,000 shares of the Company's common stock. A copy of the plan is attached hereto.

         The Company's shareholders further approved a proposed oil project in the People's Republic of China. A letter of intent, attached as an exhibit hereto, to allow due diligence to begin


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was signed by the parties on May 8, 2000.  The project is located  approximately
800 kilometers west-southwest of Beijing in the Shanxi Province. There are currently only 10 producing wells in the project area. The Company proposes to drill a further 40 production wells. Due diligence is expected to be complete by June 30, 2000.

         The Company will be joint venturing on this project with Wuhan Pengling Group Company Limited and would be entering into a contract with the county government of Zichang in the Shaanxi Province. The Company has agreed to terms of the letter of intent as follows:

          1. The right to drill 300 wells in the onshore Yanchang field in the Zichang County. This right will provide the Company with 80% equity in these 300 wells. All oil will be sold in China at a competitive world parity price, with profits to be repatriated to the United States, along with the initial capital investment. Production levels on this field vary depending on location. The range is between 15 and 150 barrels per day of oil in the area specified for the 300 wells. This rate is utilizing production equipment technology that is approximately 50-60 years old. Independent due diligence will assist in providing more realistic numbers in terms of what is achievable from this area.

          2. The right to refurbish up to 2,000 of the existing government wells, with a right to equity participation in these wells. All of these government wells are aging and in need of upgrading to modern technology. The Company has the right to earn an equity participation in all of these wells by providing the funds and the management to refurbish and upgrade them.

          3. An exploration right over certain areas not previously explored in the Zichang County, which encompasses part of the Yanchang oil field.

         The Yanchang oil field is a large and not fully defined oil reserve that has been developed utilizing non-western technology. The Company believes that, over a period of time, a concerted program of exploration and systematic production utilizing the latest Western technology will upgrade this resource. This development is in keeping with the recently stated policy of the Chinese Central Government in support of modernization of industry and resources in western China.

         The Company intents to undertake a further period of due diligence utilizing American-based oil consultants and contractors. During this period of due diligence, a number of methods of funding for the various components of the transactions described previously will be reviewed.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               AMERICAN SOUTHWEST HOLDINGS, INC.

                                                                  /s/ Alan Doyle
                                                                  --------------
                                                           Alan Doyle, President

                                                            Date   July 16, 2000



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